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                                                                     Exhibit 4.1

                                 TRIMERIS, INC.

                    AMENDED AND RESTATED STOCK INCENTIVE PLAN

              (formerly, the Trimeris, Inc. New Stock Option Plan)


1.       Purpose
         -------

     The Trimeris, Inc. Amended and Restated Stock Incentive Plan (formerly, the Trimeris, Inc. New Stock Option Plan) (the "Plan") is established to advance the interests of the Company's stockholders by creating an incentive for, and enhancing the Company's ability to attract, retain and motivate, key employees, directors and consultants or advisors of Trimeris, Inc. and any successor corporations thereto (collectively, the "Company") or future parent and/or subsidiary corporations of such corporation (as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code")) (all of whom, along with the Company, sometimes being individually referred to as a "Participating Company" and collectively referred to as the "Participating Company Group") by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders.

2.       Eligibility
         -----------

     All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock or other stock-based awards (each, an "Award") under the Plan. Any person who has been granted an Award under the Plan shall be deemed a "Participant." The Board of Directors of the Company (the "Board"), in its sole discretion, shall determine which persons shall be granted Awards under the Plan. A director of the Company shall be eligible to be granted an Incentive Stock Option (as hereinafter defined) only if the director is also an employee of the Company. A consultant or advisor to the Company or a non-employee director of the Company shall be eligible to be granted only Awards other than Incentive Stock Options. Participants may, if otherwise eligible, be granted additional Awards.

3.       Administration; Delegation
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     (a) Administration by Board. The Plan shall be administered by the Board.
The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable from time to time. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No member of the Board shall be liable for any action or determination relating to the Plan. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or

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claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith.

     (b) Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

     (c) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a "Committee"). For so long as the common stock, $.001 par value per share (the "Common Stock"), of the Company is registered under the Securities Exchange Act of 1934 (the "Exchange Act"), the Board shall appoint one such Committee of not less than two members, each member of which shall be a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act. All references in the Plan to the "Board" shall mean a Committee or the Board or the executive officer referred to in
Section 3(b) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

4.       Stock Available For Awards
         --------------------------

     (a) Number of Shares. Subject to adjustment under Section 4(b), Awards may be made under the Plan for up to a maximum of Four Million One Hundred Two Thousand Nine Hundred Forty-One (4,102,941) shares of Common Stock. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options, to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) Adjustments to Common Stock. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding Option (as defined below), (iii) the repurchase price per security subject to each outstanding Restricted Stock Award (as defined below), and (iv) the terms of each other outstanding stock-based Award, if any, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 4(b) applies and Section 9(a) also applies to any event, Section 9(a) shall be applicable to such event, and this Section 4(b) shall not be applicable.

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5.       Stock Options
         -------------

     (a) General. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Any Option granted to a Participant who is subject to the provisions of Section 16 of the Exchange Act shall not become exercisable for a period of at least six (6) months following the date of grant. An Option which is not intended to be an Incentive Stock Option shall be designated a "Nonstatutory Stock Option."

     (b) Incentive Stock Options. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant who has been awarded an Option (an "Optionee"), or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

     (c) Exercise Price. The Board shall establish, in its sole discretion, the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that (i) the exercise price per share for an Incentive Stock Option shall be not less than the fair market value of a share of Common Stock on the date of grant of such Incentive Stock Option, as determined by the Board in good faith (the "Fair Market Value"), and (ii) the exercise price per share of an Incentive Stock Option granted to an Optionee who at the time the Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code (a "Ten Percent Owner Optionee") shall be not less than one hundred ten percent (110%) of the Fair Market Value. Nothing hereinabove shall require that any such assumption or modification result in the Option having the same characteristics, attributes or tax treatment as the Option for which it is substituted.

     (d) $100,000 Limitation. The aggregate fair market value, determined as of the date on which an Incentive Stock Option is granted, of the shares of Common Stock with respect to which Incentive Stock Options (determined without regard to this subsection) are first exercisable during any calendar year (under this Plan or under any other plan of the Participating Company Group) by any Optionee shall not exceed $100,000. If such limitation would be exceeded with respect to an Optionee for a calendar year, the Incentive Stock Option shall be deemed a Nonstatutory Stock Option to the extent of such excess.

     (e) Time for Granting Incentive Stock Options. All Incentive Stock Options must be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Company.

     (f) Duration of Options. Each Option shall be exercisable at such times and subject

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to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that (i) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the date such Incentive Stock Option is granted, (ii) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the date such Incentive Stock Option is granted and (iii) no Incentive Stock Option shall be exercisable after the date the Optionee's employment with the Participating Company Group is terminated for cause (as determined in the sole discretion of the Board); and provided, further, that an Option shall terminate and cease to be exercisable no later than three (3) months after the date on which the Optionee terminates employment with the Participating Company Group, unless Optionee's employment with the Participating Company Group shall have terminated as a result of the Optionee's death, disability (within the meaning of Section 22(e)(3) of the Code) or Retirement (as defined herein). In the event the Optionee's employment with the Participating Company Group shall have terminated due to Optionee's disability (within the meaning of Section 22(e)(3) of the Code), the Option shall immediately cease to vest and unvested portions shall expire immediately, while vested portions shall remain exercisable until the Option terminates, but no later than twelve (12) months from the date on which the Optionee's employment terminated. In the event the Optionee's employment with the Participating Company Group shall have terminated due to Optionee's death, the Option shall become immediately vested and exercisable and remain exercisable until the Option shall terminate no later than twelve (12) months from the date on which the Optionee's employment terminated. In the event the Optionee's employment with the Participating Company Group shall have terminated due to Optionee's Retirement, the Option (if granted on or after November 28, 2001) shall immediately cease to vest and unvested portions shall expire immediately, while vested portions shall remain exercisable until the expiration of ten (10) years after the date such Option is granted, except as provided in Section 9.

For the purposes of this Plan, "Retirement" shall be defined as departing employment and the Participating Company Group's Board of Directors after attaining the minimum age of 60 years and completing (i) a minimum of ten (10) years of full-time service as an employee of the Participating Company Group or
(ii) a minimum of ten (10) years of full-time service, of which (I) at least five (5) years of full time service were as an employee of the Participating Company Group and (II) the remaining years were either from full time service as such an employee or years of service (other than while employed by the Participating Company Group) on the Participating Company Group's Board of Directors.

     (g) Exercise of Options. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

     (h) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

         (1) in cash or by check, payable to the order of the Company;

         (2) except as the Board may otherwise provide in an option agreement, by

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delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

         (3) to the extent permitted by the Board and expressly provided in an option agreement, (i) by delivery of shares of Common Stock owned by the Optionee valued at their Fair Market Value, which Common Stock was owned by the Optionee at least six (6) months prior to such delivery, (ii) to the extent permitted by applicable law, by delivery of a promissory note of the Optionee to the Company secured by valuable collateral acceptable to the Board and on other terms determined by the Board, or (iii) by payment of such other lawful consideration as the Board may determine; or

         (4) any combination of the above permitted forms of payment.

6.       Restricted Stock
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     (a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award, and subject to such other terms and conditions as the Board shall determine (each, a "Restricted Stock Award").

     (b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the duration of restrictions, conditions for repurchase (or forfeiture) and the issue price, if any; provided, however, that any Restricted Stock Award granted to a Participant who is subject to the provisions of Section 16 of the Exchange Act shall restrict the release of shares under the Restricted Stock Award for a period of at least six (6) months from the date of grant. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and held in escrow by the Company, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.       Other Stock-based Awards
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     The Board shall have the right to grant other Awards based upon the Common
Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and

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the grant of stock appreciation rights.

8.       General Provisions Applicable to Awards
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     (a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, to the extent relevant in the context, shall include references to authorized transferees.

     (b) Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

     (c) Board Discretion. Except as otherwise provided by the Plan, each type of Award may be made alone or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

     (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

     (e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

     (f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same of a different type, changing the date or exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant. Notwithstanding anything herein to the contrary, the Board of Directors may not change the exercise price of any Option previously granted except pursuant to
Section 9 and Section 4(b) of the Plan and Section 424(a) of the Code.

     (g) Conditions on Delivery of Stock. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all

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other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

9.       Acquisition Events
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     (a) Consequences of Acquisition Events. Except to the extent otherwise provided in the instrument evidencing the Award or in any other agreement between the Participant and the Company:

       (i) Upon the occurrence of an Acquisition Event (as hereinafter defined),

           (A) all Restricted Stock Awards then outstanding shall become fully vested and immediately free of all restrictions; and

           (B) all other stock-based Awards other than Options and stock appreciation rights shall become immediately exercisable, realizable or vested in full, or shall be immediately free of all restrictions or conditions, as the case may be.

      (ii) Upon the execution by the Company of an agreement to effect an Acquisition Event other than a Change of Control Event (as hereinafter defined), all Options and stock appreciation rights then outstanding shall become fully vested and immediately exercisable in full upon the occurrence of the Acquisition Event or such earlier date as may be specified by the Board by written notice to the Participants, and the Board may take one or both of the following additional actions with respect to then outstanding Options and stock appreciation rights: (A) provide that such Options and stock appreciation rights shall be assumed, or equivalent Options or stock appreciation rights be substituted by the acquiring or succeeding corporation (or an affiliate thereof), or (B) upon written notice to the Participants, provide that all then unexercised Options and stock appreciation rights will terminate to the extent not exercised by the Participants prior to the consummation of such Acquisition Event or such earlier date as may be specified by the Board by written notice to Participants.

     (iii) Upon the occurrence of a Change of Control Event, all Options and stock appreciation rights then outstanding shall become fully vested and immediately exercisable in full.

     As used herein, an "Acquisition Event" shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company;

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(c) the complete liquidation of the Company; or (d) the acquisition of
"beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any "person," as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company (an event specified in this clause
(d) being referred to as a "Change of Control Event").

     (b) Assumption of Options Upon Certain Events. The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

10.      Miscellaneous
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     (a) No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

     (b) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any right as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

     (c) Status of Rights to Payments under Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Board, be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as otherwise provided by the Committee.

With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Optionee any rights that are greater than those of a general creditor of the Company.

     (d) Subject to Law. The Plan and the grant of Awards hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required.

     (e) Severability. If any provision of this Plan or an option agreement is or becomes or

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is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any agreement evidencing an Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the agreement, it shall be stricken and the remainder of the Plan or the agreement shall remain in full force and effect.

     (f) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Incentive Stock Option granted to an Optionee shall be effective unless and until the Plan has been approved by the Company's stockholders. No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

     (g) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no increase in the total number of shares available for Awards under the Plan (except by operation of the provisions of Section 4(b) above) or for grants of Incentive Stock Options under the Plan may be made, unless and until such amendment shall have been approved by the Company's stockholders.

     (h) Stockholder Approval. For purposes of this Plan, stockholder approval shall mean approval by a vote of the stockholders in accordance with the requirements of Section 422 of the Code.

     (i) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.


                                        As amended, adopted by the Board of
                                        Directors on October 1, 1997.

                                        As amended, approved by the stockholders of the Company on October 1, 1997.